Exhibit 99.1

Reed’s, Inc. Announces Second Quarter 2021 Financial Results

Net sales increased 4%

NORWALK, CT, August 12, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), (“Reed’s or the “Company”) owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal second quarter ended June 30, 2021.

Highlights for the Second Quarter of 2021

●	Net sales increased 4% to $11.3 million in the second quarter compared to $10.9 million in the prior year. The increase compared to the prior year reflects continued volume growth of both the Reed’s® and Virgil’s® brands;
●	Core brand gross sales increased 2% versus prior year period primarily driven by 5% volume growth of the Reed’s® brand and 13% growth of the Virgil’s® brand;
●	Gross profit increased 9% to $3.3 million compared to $3.0 million in the prior year period. Gross margin increased to 29% from 28% for the second quarter;
●	Operating loss was $3.7 million compared to $1.4 million in the second quarter of 2020;
●	Net loss was $3.1 million, or $0.03 per share, compared to $1.8 million, or $0.03 per share, in the prior year period; and
●	Non-GAAP Modified EBITDA loss was $3.1 million in the second quarter of 2021 compared to a loss of $1.4 million in the prior year.

Management Commentary; Reed’s Reaffirms Financial Guidance for 2021 Net Sales Growth

“Demand remained strong across our portfolio during the second quarter reflecting positive underlying consumer trends related to our new products and broader availability. Growth remains exceptional in our Reed’s Real Ginger Ale, both full sugar and zero sugar varieties, and we continued to see solid gains in Reed’s Extra and Zero Extra cans,” said Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “We had great response to several promotions at key customers during the quarter and our pipeline of new distribution opportunities remains robust. We also made significant progress reducing delivery and handling expenses compared to the first quarter although these costs remain elevated in comparison to historic trends. Unfortunately, supply chain headwinds created delays and shortages, particularly in cans, pushing some expected deliveries from the second quarter to the third. The 4% increase in net sales to $11.3 million was less than we anticipated; however, we were still able to drive a 150 basis point improvement in our gross margin, reflecting cost reduction initiatives and reduced discounts as a percent of sales. We are reaffirming our financial guidance for 2021 net sales growth, expecting most of the top-line shortfall in the second quarter to be captured in the third. The Reed’s brand and product portfolio remain well positioned strategically and competitively, giving us a high degree of confidence in our long-term growth outlook.”

Financial Overview for the Second Quarter of 2021 Compared to the Second Quarter of 2020

During the second quarter of 2021, net sales increased 4% to $11.3 million compared with $10.9 million in the prior year. Core brand gross sales increased 2% compared to the same period in 2020, driven by 9% volume growth as the Reed’s® brand increased 5% and the Virgil’s® brand was up 13%. The shift to lower priced, higher margin products resulted in a 6% decline in average core brand pricing, partially offsetting our volume gains.

Gross profit during the second quarter of 2021 increased 9% to $3.3 million compared to the same period in 2020. The increase in gross profit reflects a decrease in discounts as a percentage of sales as well as an 8% reduction in cost of goods sold per case to $11.27. Gross margin increased approximately 150 basis points to 29% versus the 28% in the second quarter of 2020.

Delivery and handling costs increased 70% to $2.5 million during the second quarter of 2021 compared to the same period in 2020. The year-over-year increase reflects volume growth, ecommerce fulfillment costs and higher freight rates. Delivery and handling costs were 22% of net sales and $3.53 per case, compared to 14% of net sales and $2.27 per case during the same period last year.

Selling and marketing costs increased 66% to $2.6 million during the second quarter of 2021. The increase was driven by headcount growth in sales and higher stock compensation.

General and administrative expenses (G&A) increased to $1.8 million during the second quarter of 2021 compared to $1.4 million in the prior year period. The increase was driven higher employee costs and stock compensation.

Operating loss during the second quarter of 2021 was $3.7 million from $1.4 million in the prior year period.

Interest expense of $0.2 million during the second quarter of 2021 compared to $0.3 million in the second quarter of 2020.

Net loss during the second quarter of 2021 was $3.1 million, or $0.03 per share, compared to net loss of $1.8 million, or $0.03 per share in the second quarter of 2020.

Modified EBITDA loss was $3.1 million in the second quarter of 2021 compared to a loss of $1.4 million in the second quarter of 2020.

Liquidity and Cash Flow

During the first six months of 2021, the Company used $10.3 million of cash in operating activities compared to $5.0 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities during the first six months of 2021 compared to the prior year period relates primarily to building inventory. As of June 30, 2021, the Company had $0.7 million of cash and $4.3 million available on its revolving line of credit after a planned inventory build. The total facility has a borrowing capacity of $13.0 million.

Full Year 2021 Financial Guidance

The Company is reaffirming its financial guidance for fiscal 2021 net sales growth. The Company continues to expect to generate net revenue growth in the range of 14% to 16% during the full year 2021 given the potential uncertainty arising from the current economic environment. The Company is reducing its gross margin range to 31% to 32% for the full year 2021. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance.

Second Quarter 2021 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, August 12, 2021, to discuss its second quarter 2021 results. This conference call can be accessed via a link on Reed’s investor website at https://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=145676. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, (877) 300-8521 (U.S.) or (412) 317-6026 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at https://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.®

Reed’s Inc.® is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s Inc.® is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron™ brand names. The Company’s beverages are now sold in over 40,000 stores nationwide.

Reed’s® is known as America’s #1 name in all-natural, ginger-based beverages. Crafted using real ginger and premium ingredients, the Reed’s® portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules, ginger shots, and ginger candies. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, all-natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron™ is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage afficionados, Flying Cauldron™ is made with all-natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Cautionary Note Regarding Forward Looking Statements and Financial Guidance

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and include our expectations with respect to cash flow from operations, revenue, and non-GAAP modified EBITDA for the fiscal year ending December 31, 2021. The achievement or success of the matters covered by such forward-looking statements, including future financial guidance, involves risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to Reed’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance. Financial guidance should not be viewed as a substitute for full financial statements prepared in accordance with GAAP.

If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, Reed’s actual results could differ materially from the results expressed or implied by the forward-looking statements we make, including our ability to achieve our targets for the fiscal year ending December 31, 2021. The risks and uncertainties referred to above include, but are not limited to: risks associated with current economic uncertainties tied to the COVID-19 pandemic, including but not limited to its effect on customer demand for the our products and services and the impact of potential delays in supply of product inputs and customer payments; risks associated with new product releases; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including war, conflict or acts of terrorism; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on March 30, 2021 and subsequent reports filed with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

Investor Relations

Reed Anderson, ICR

(800) 997-3337 Ext 2

Or (646) 277-1260

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2021 and 2020

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales	$11,270	$10,853	$23,416	$20,376
Cost of goods sold	8,001	7,865	16,294	14,518
Gross profit	3,269	2,988	7,122	5,858

Operating expenses:
Delivery and handling expense	2,508	1,480	5,795	2,743
Selling and marketing expense	2,634	1,585	4,849	3,510
General and administrative expense	1,836	1,357	4,439	3,289
Total operating expenses	6,978	4,422	15,083	9,542

Loss from operations	(3,709)	(1,434)	(7,961)	(3,684)

Interest expense	(202)	(303)	(458)	(639)
Gain on extinguishment of debt	770		770
Change in fair value of warrant liability	-	(13)	-	(7)

Net loss	(3,141)	(1,750)	(7,649)	(4,330)

Dividends on Series A Convertible Preferred Stock	(5)	(5)	(5)	(5)

Net Loss Attributable to Common Stockholders	$(3,146)	$(1,755)	$(7,654)	$(4,335)

Loss per share – basic and diluted	$(0.03)	$(0.03)	$(0.09)	$(0.08)

Weighted average number of shares outstanding – basic and diluted	90,801,842	59,514,620	88,751,896	53,554,913

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$654	$595
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $152 and $234, respectively	4,543	4,718
Receivable from related party	740	682
Inventory, net of reserve for obsolescence of $164 and $194, respectively	13,701	11,119
Prepaid expenses and other current assets	1,987	1,341
Total current assets	21,625	18,455

Property and equipment, net of accumulated depreciation of $435 and $361, respectively	886	920
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	621	615
Total assets	$23,199	$20,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,545	$6,746
Payable to related party	799	557
Accrued expenses	723	895
Revolving line of credit	2,939	-
Current portion of note payable	-	599
Current portion of leases payable	149	130
Total current liabilities	11,155	8,927

Leases payable, less current portion	478	555
Note payable, less current portion	-	171
Warrant liability	-	-
Total liabilities	11,633	9,653

Stockholders’ equity:
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 120,000,000 shares authorized, 93,601,380 and 86,317,096 shares issued and outstanding, respectively	9	9
Additional paid in capital	105,847	97,031
Accumulated deficit	(94,384)	(86,730)
Total stockholders’ equity	11,566	10,404
Total liabilities and stockholders’ equity	$23,199	$20,057

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Six months Ended June 30, 2021 and 2020

(Unaudited)

(Amounts in thousands)

	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net loss	$(7,649)	$(4,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	69	24
Gain on termination of leases	(2)	(6)
Gain on forgiveness of debt	(770)	-
Amortization of debt discount	162	193
Amortization of prepaid financing costs	147	-
Amortization of right of use assets	48	62
Fair value of vested options	828	459
Fair value of vested restricted shares granted to officers	169	285
Common stock issued for services	-	-
Decrease in allowance for doubtful accounts	(83)	(116)
Decrease (increase) in inventory reserve	(30)	(209)
Change in fair value of warrant liability	-	7
Accrual of interest on convertible note to a related party	-	288
Lease liability	(43)	(13)
Changes in operating assets and liabilities:
Accounts receivable	258	(3,080)
Inventory	(2,552)	2,306
Prepaid expenses and other assets	(483)	(393)
Accounts payable	(200)	(410)
Accrued expenses	(178)	(95)
Net cash used in operating activities	(10,309)	(5,028)
Cash flows from investing activities:
Trademark costs	(6)	(14)
Proceeds from sale of property and equipment	-	-
Purchase of property and equipment	(95)	(102)
Net cash used in investing activities	(101)	(116)
Cash flows from financing activities:
Borrowings on line of credit	33,798	21,780
Repayments of line of credit	(30,859)	(22,512)
Proceeds from note payable	-	770
Repayment of amounts due to/from officers	184	-
Principal repayments on capital lease obligation	(2)	(5)
Proceeds from exercise of stock options	29	-
Repurchase of common stock	(15)	-
Proceeds from sale of common stock	7,334	5,310
Net cash provided by financing activities	10,469	5,343

Net increase in cash	59	199
Cash at beginning of period	595	913
Cash at end of period	$654	$1,112

Supplemental disclosures of cash flow information:
Cash paid for interest	$149	$157
Non Cash Investing and Financing Activities
Dividends on Series A Convertible Preferred Stock	$5	$5

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended June 30, 2021 and 2020 (unaudited; in thousands):

	Three Months Ended June 30,
	2021	2020
Net loss	$(3,141)	$(1,750)

Modified EBITDA adjustments:
Depreciation and amortization	61	37
Interest expense	202	303
Stock option and other noncash compensation	599	(36)
Change in fair value of warrant liability	-	13
Gain on forgiveness of debt	(770)	-
Legal settlements	(8)	-
Total EBITDA adjustments	$84	$317

Modified EBITDA	$(3,057)	$(1,433)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.